As filed with the Securities and Exchange Commission on May 13, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREEN PLAINS RENEWABLE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Iowa	84-1652107
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9420 Underwood Ave., Suite 100 Omaha, Nebraska 68114	(402) 884-8700
(Address of principal executive offices, including zip code)	(Registrant’s telephone number, including area code)

2009 Equity Incentive Plan

(Full title of the plan)

Todd A. Becker

President and Chief Executive Officer

Green Plains Renewable Energy, Inc.

9420 Underwood Ave., Suite 100

Omaha, Nebraska 68114

(402) 884-8700

(Name, address and telephone number of agent for service)

Copy to:

Michelle S. Mapes, Esq.

Executive Vice President – General Counsel & Corporate Secretary

Green Plains Renewable Energy, Inc.

9420 Underwood Ave., Suite 100

Omaha, Nebraska 68114

(402) 884-8700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.001 per share	1,500,000	$10.76	$16,140,000	$1,873.86

(1)	This registration statement shall also be deemed to register any additional shares of common stock that may be issued pursuant to any anti-dilution provisions of the plan as the result of any stock split, stock dividend or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The maximum offering price per share is based on the average of the high and low prices of the Company’s Common Stock as listed on the Nasdaq Stock Market on May 12, 2011.

INCORPORATION BY REFERENCE OF EARLIER REGISTRATION STATEMENT

Green Plains Renewable Energy, Inc. (the “Company”) previously registered 1,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), for issuance under the Company’s 2009 Equity Incentive Plan (the “2009 Plan”). The registration of such shares was affected on a Form S-8 Registration Statement filed with the Securities and Exchange Commission (the “Commission”) on May 7, 2009, bearing file number 333-159049 (the “Prior Registration Statement”). On March 2, 2011, the Company’s Board of Directors adopted an amendment to the Company’s 2009 Equity Incentive Plan, which included the registration of an additional 1,500,000 shares of the Company’s Common Stock thus increasing the shares under the 2009 Plan from 1,000,000 shares to 2,500,000 shares (the “Amendment”). The Company’s shareholders approved the Amendment on May 4, 2011. This Registration Statement is being filed to register the additional 1,500,000 shares of Common Stock underlying the Company’s 2009 Plan, of the same class as those for which the Prior Registration Statement is effective. Accordingly, pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are incorporated by reference in this registration statement:

1.	Annual Report on Form 10-K for the year ended December 31, 2010.

2.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2010, except for information furnished under Current Reports on Form 8-K, which are not deemed filed and not incorporated herein by reference.

3.	The description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on December 16, 2005, including any amendment or report filed with the Commission for the purpose of updating this description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6. Indemnification of Directors and Officers.

The Iowa Business Corporation Act permits us to indemnify our directors, officers, employees and agents, subject to limitations imposed by the Iowa Business Corporation Act. Our Bylaws require us to indemnify directors and officers to the full extent permitted by the Iowa Business Corporation Act.

Under Iowa law, a corporation may indemnify its directors and officers where: (A)(i) the individual acted in good faith; (ii) the individual reasonably believed that (a) in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation or (b) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful, or (B) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

We have entered into indemnification agreements with each of our officers and directors. Pursuant to the indemnification agreements, we are required to, among other things, indemnify each indemnitee against all expenses (including, attorneys’ fees, disbursements and retainers, accounting and witness fees and other disbursements and expenses) incurred in connection with certain proceedings that relate to the indemnitee’s service as an officer or director of the Company. Further, we are required to indemnify for expenses incurred by the indemnitee in defense of a proceeding to the extent the indemnitee has been successful on the merits or otherwise. Finally, if the indemnitee is involved in certain proceedings as a result of the indemnitee’s serving as our officer or director, we are required to advance all expenses incurred by or on behalf of the indemnitee in connection with such proceeding, without regard to the indemnitee’s ability to repay the expenses and without regard to the indemnitee’s ultimate entitlement to indemnification under the other provisions of the indemnification agreement; provided, however, that to the extent required by Iowa law, the indemnitee shall repay all the expenses paid to the indemnitee if it is finally determined that the indemnitee is not entitled to be indemnified.

The indemnification agreements contain certain exceptions to our obligation to indemnify. Among these exceptions, we are not obligated to make any indemnity in connection with any claim made against the indemnitee: (i) for which payment has actually been made to or on behalf of the indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provisions, (ii) for an accounting of profits made from the purchase and sale (or sale and purchase) by the indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; (iii) for which indemnitee settles a claim without our consent; (v) for which such indemnitee is finally adjudged to have gained any person profit or advantage to which he or she was not legally entitled; or (vi) for which indemnitee’s conduct is finally adjudged to have been willful misconduct, knowingly fraudulent, deliberately dishonest or in violation of indemnitee’s duty of loyalty to us.

The indemnification agreements also require us to obtain and maintain a policy or policies of insurance with a reputable insurance company providing the indemnitee with coverage for losses from wrongful acts and an indemnitee who is an officer or director shall be named as an insured.

All agreements and obligations of the Company contained in the indemnification agreements shall continue during the period when the officer or director who is a party to an indemnification agreement is an officer or director of the Company (or is serving at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue thereafter so long as such director shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative. In addition, the indemnification agreements provide for partial indemnification and advance of expenses.

We have been advised that, in the opinion of the SEC, indemnification for certain liabilities is against public policy as expressed in the Exchange Act and is, therefore, unenforceable.

Item 8. Exhibits.

Number	Description

5.1	Opinion of Husch Blackwell LLP

23.1	Consent of Husch Blackwell LLP (contained in Exhibit 5.1 hereto)

23.2	Consent of L.L. Bradford & Company, LLC

23.3	Consent of KPMG LLP

24.1	Power of Attorney (contained in the signature page hereto)

99.1	Amendment No. 1 to the 2009 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 13, 2011.

GREEN PLAINS RENEWABLE ENERGY, INC.

By:	/s/ Todd A. Becker
Todd A. Becker
President and Chief Executive Officer
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Todd A. Becker and Jerry L. Peters as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments (including pre-effective and post-effective amendments) to this registration statement, with exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Todd A. Becker Todd A. Becker	President and Chief Executive Officer and Director (Principal Executive Officer)	May 13, 2011

/s/ Jerry L. Peters Jerry L. Peters	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 13, 2011

/s/ Wayne B. Hoovestol Wayne B. Hoovestol	Chairman of the Board	May 13, 2011

Jim Anderson	Director

Jim Barry	Director

/s/ James F. Crowley James F. Crowley	Director	May 13, 2011

Gordon F. Glade	Director

/s/ Michael McNicholas Michael McNicholas	Director	May 13, 2011

/s/ Gary R. Parker Gary R. Parker	Director	May 13, 2011

/s/ Brian D. Peterson Brian D. Peterson	Director	May 13, 2011

Alain Treuer	Director

Index of Exhibits

Number	Description

5.1	Opinion of Husch Blackwell LLP

23.1	Consent of Husch Blackwell LLP (contained in Exhibit 5.1 hereto)

23.2	Consent of L.L. Bradford & Company, LLC

23.3	Consent of KPMG LLP

24.1	Power of Attorney (contained in the signature page hereto)

99.1	Amendment No. 1 to the 2009 Equity Incentive Plan

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